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Exhibit 11

                   Ballantyne of Omaha, Inc. and Subsidiaries
                Computation of Net Loss Per Share of Common Stock
                Three and Six Months Ended June 30, 2001 and 2000


                                                            Three Months Ended                    Six Months Ended
                                                                 June 30                               June 30
                                                                 -------                               -------
                                                          2001                2000               2001                2000
                                                          ----                ----               ----                ----
BASIC NET LOSS PER SHARE

Net loss applicable to
common stock                                         $     (939,216)      $     (669,963)    $  (1,403,289)    $   (1,478,902)

Weighted average common
shares outstanding                                       12,512,672           12,461,187        12,512,672         12,460,255
                                                     --------------       --------------     -------------     --------------

Basic loss per share                                 $        (0.08)      $        (0.05)    $       (0.11)    $        (0.12)
                                                     ==============       ==============     =============     ==============

DILUTED NET LOSS PER SHARE

Net loss applicable to
common stock                                         $     (939,216)      $     (669,963)    $  (1,403,289)    $   (1,478,902)

Weighted average common
shares outstanding                                       12,512,672           12,461,187        12,512,672         12,460,255

Assuming conversion
of options outstanding *                                          -                    -                 -                  -
                                                     --------------       --------------     -------------     --------------

Weighted average common
shares outstanding, as adjusted                          12,512,672           12,461,187        12,512,672         12,460,255
                                                     --------------       --------------     -------------     --------------

Diluted net loss per share                           $        (0.08)      $        (0.05)    $       (0.11)    $        (0.12)
                                                     ==============       ==============     =============     ==============
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*Because the Company reported net losses for the periods presented, the calculation excludes the potential common shares from stock options as they are anti-dilutive and would result in a reduction of loss per share. If the Company had reported net income in those periods, there would have been 80,658 and
74,075 additional shares for the three and six months ended June 30, 2001 and
4,592 and 303,358 additional shares for the three and six months ended June 30,
2000.